Exhibit 10.7

Building Lease Agreement

Landlord (Party A): Zhejiang Oumeijia Electronic Appliances Ltd.

Tenant (Party B): Wenzhou Xibolun Fluid Equipment Co., Limited

According to People’s Republic of China Contract Law and relevant regulations, to specify the rights and obligations of the landlord and the tenant, both parties agree to sign this contract upon agreement.

I.	Building Location: No. 587 15th Road, 3rd Av., Binhai Ind. Park, Economic & Technology Development Zone, Wenzhou. Acreage: 12,580 square meters.

Appliances in the building: None.

II.	Lease period: total lease period is 5 years, from May 11, 2011 to May 10, 2016.

III.	If the Tenant conducts any of the following actions, the Landlord has right to terminate this contract and retake the building:

1.	The Tenant subleases, transfers or loans the building without authorization;

2.	The Tenant uses the building to conduct illegal activities which damage the interests of the country and the society;

3.	The Tenant delays payment of rent for three months in aggregate.

At the time when this lease terminates because the term expires, if the Tenant is unable to find replacement, the Landlord should use its discretion to extend the lease period for 6 months.

If the Tenant does not move out when the term expires, the Landlord has the right to file a suit at the court and apply for enforcement. The Tenant shall be responsible for compensating the Landlord’s damages. At the expiration, if the Landlord still leases the building, the Tenant has the priority to rent.

IV.	Building Repair

Repairing the building is the obligation of the Landlord. The Landlord shall check and repair the building and the appliances every 6 months to ensure the safety of living and normal usage of the Tenant. (The Landlord shall be responsible for compensation about intentional damage on in-door decoration and appliances.)

1.	If the Landlord transfers the ownership of the building to a third party, this lease is effective to the new owner of the building.

2.	When the Landlord sells the building, it shall notify the Tenant two months in advance.

3.	If the Tenant needs to exchange the living place with a third party, it shall obtain the Landlord’s consent in advance, and the Landlord shall support the Tenant’s reasonable demand.

V.	Breach Liability

If any party breaches this lease, it shall pay the damage of the amount of annual rent to the other party.

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VI.	Dispute Resolution

If there is any dispute in the performance of this contract, both parties agree to submit it to the arbitration committee for arbitration.

VII.	Any matter not mentioned herein shall be agreed by both parties in accordance with People’s Republic of China Contract Law. Other agreed matters:

Annual rent is RMB 1,190,000. It shall be paid once every year, by December, 31 of each year.

VIII.	This contract has two originals. The Landlord and the Tenant each has one copy with same legal effect; this contract has two copies, which are filed to the Trade and Industry Bureau of Economic & Technology Development Zone in Wenzhou for record.

Landlord : /s/ Zhejiang Oumeijia Electronic Appliances Ltd.

Tenant: /s/ Wenzhou Xibolun Fluid Equipment Co., Limited

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